MILLER ENERGY DECLARES CASH DIVIDENDS ON ITS SERIES C AND SERIES D PREFERRED STOCK

KNOXVILLE, Tenn. - (October 31, 2013) - Miller Energy Resources (“Miller”) (NYSE: MILL) announced today that its Board of Directors has declared a quarterly cash dividend payment on the Company’s 10.75% Series C Cumulative Redeemable Preferred Stock (“Series C Preferred Stock”) and an initial dividend 10.5% Series D Fixed Rate/Floating Rate Cumulative Redeemable Preferred Stock (“Series D Preferred Stock”).

The dividend on the Series C Preferred Stock and Series D Preferred Stock will be payable on December 2, 2013 to holders of record at the close of business on November 15, 2013. The quarterly payment on the Series C Preferred Stock will be $0.671875 per share, which is equivalent to an annualized 10.75% per share, based on the $25.00 per share stated liquidation preference, accruing from September 1, 2013, through November 30, 2013. The Series C Preferred Stock is listed on the New York Stock Exchange and trades under the symbol “MILLprC.”. It can currently be followed on Google Finance and MSN Finance under the symbol “MILL-C” and on Yahoo Finance under the symbol “MILL-PC.”
Miller first issued its Series D Preferred Stock in a public offering on September 30, 2013. The initial dividend payment on the Series D Preferred Stock will be $0.4448 per share, which is equivalent to an annualized 10.5% per share, based on the $25.00 per share stated liquidation preference, accruing from its issuance date through November 30, 2013. The Series D Preferred Stock is listed on the New York Stock Exchange and trades under the symbol “MILLprD.” It can currently be followed on Google Finance and MSN Finance under the symbol “MILL-D” and on Yahoo Finance under the symbol “MILL-PD.”
About Miller Energy Resources
Miller Energy Resources, Inc. is an oil and natural gas exploration, production and drilling company operating in multiple exploration and production basins in North America. Miller’s focus is in Cook Inlet, Alaska and in the heart of Tennessee's prolific and hydrocarbon-rich Appalachian Basin including the Mississippian Lime. Miller is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska and Huntsville, Tennessee. The company’s common stock is listed on the NYSE under the symbol MILL.

For more information, please contact the following:

Derek Gradwell
MZ Group
SVP, Natural Resources
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us